EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS



                                      NINE MONTHS ENDED       THREE MONTHS ENDED
                                        SEPTEMBER 30,            SEPTEMBER 30,
                                        -------------            -------------
                                     1997         1996         1997        1996
                                     ----         ----         ----        ----

Average shares outstanding        1,261,241      978,549    1,261,241    1,261,241
Average dilutive option shares         --         13,832         --           --
                                  ---------      -------    ---------    ---------
Total average shares              1,261,241      992,381    1,261,241    1,261,241
                                  =========      =======    =========    =========
Net income                       $  969,876   $  728,742   $  303,213   $  282,148
                                 ==========   ==========   ==========   ==========
Earnings per share               $     0.77   $     0.73   $     0.24   $     0.22
                                 ==========   ==========   ==========   ==========